Exhibit 2.1

Execution Version

CONTRIBUTION AGREEMENT

by and among

SUN COAL & COKE LLC

SUNCOKE ENERGY PARTNERS, L.P.

and

SUNCOKE ENERGY INC.

and agreed to for purposes of Section 2.9 hereof by

GATEWAY ENERGY & COKE COMPANY, LLC

Dated January 12, 2015

Page i

Page ii

ARTICLE X
GENERAL

Section 10.1	Expenses	36
Section 10.2	Assignment/Successors and Assigns	36
Section 10.3	Governing Law	36
Section 10.4	Further Assurances	36
Section 10.5	Public Notices	37
Section 10.6	Counterparts	37
Section 10.7	Amendment and Termination	37

EXHIBITS

Exhibit A	Form of Assignment Agreement
Exhibit B	Form of Assumption Agreement
Exhibit C	Gateway Coke Sales Agreement Amendment
Exhibit D	Form of Omnibus Agreement Amendment
Exhibit E	Form of Restated Operating Company Agreement

SCHEDULES

Schedule 1.1(a)	Contributing Parties’ Knowledge
Schedule 4.3	Consents
Schedule 4.4	No Conflict
Schedule 4.5(b)	Title to Gateway Contributed Interest
Schedule 4.8	Laws and Regulations; Litigation
Schedule 4.10(b)	Real Property
Schedule 4.10(c)	Title to Real Property
Schedule 4.10(d)	Permitted Liens
Schedule 4.10(h)	Third-Party Rights to Real Property
Schedule 4.10(m)	Pending or Threatened Changes to Zoning; Notices of Violation
Schedule 4.10(n)	Exceptions to Required Rights
Schedule 4.10(o)	Exceptions to Leased Tangible Personal Property
Schedule 4.14(c)	Tax Returns
Schedule 4.14(d)	Taxes with respect to Operating Company
Schedule 4.16(a)	Material Contracts
Schedule 4.17	No Adverse Changes
Schedule 4.19(b)	Significant Suppliers
Schedule 4.23(c)	Employee Benefit Plan

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CONTRIBUTION AGREEMENT

This Contribution Agreement is made effective as of January 12, 2015 by and among SUN COAL & COKE LLC, a Delaware limited liability company and wholly owned subsidiary of SUNCOKE ENERGY, INC., having an office at 1011 Warrenville Road, Suite 600, Lisle, IL 60532 (“SC&C”), SUNCOKE ENERGY PARTNERS, L.P., a Delaware limited partnership having an office at 1011 Warrenville Road, Suite 600, Lisle, IL 60532 (“SXCP”), and SUNCOKE ENERGY, INC., a Delaware corporation having an office at 1011 Warrenville Road, Suite 600, Lisle, IL 60532 (“SunCoke”), and is agreed to for purposes of Section 2.9 hereof by Gateway Energy & Coke Company, LLC, a Delaware limited liability company having an office at 1011 Warrenville Road, Suite 600, Lisle, IL 60532 (the “Operating Company”).

WHEREAS, SC&C owns the one hundred percent (100.0%) of the Gateway Interest; and

WHEREAS, SunCoke intends to cause SC&C to contribute 71.01% of the Gateway Interest (the “Initial Gateway Interest”) to SXCP (a portion of which is contributed on behalf of the General Partner) and, in exchange therefor, SXCP will issue to SC&C a number of common units representing limited partner interests in SXCP (the “Common Units”) and issue to the General Partner a number of general partner units representing general partner interests in SXCP (the “GP Units”); and

WHEREAS, SXCP will assume responsibility for certain transaction costs and other expenses, as contemplated herein, and following Closing, the Operating Company will issue an additional 3.99% Gateway Interest (the “Subsequent Gateway Interest”) to SXCP in exchange for a capital contribution from SXCP in the amount of $45,000,000, which together with the Initial Gateway Interest, will equal 75% of the Gateway Interest (the “Gateway Contributed Interest”), on the terms and conditions set forth herein.

NOW, THEREFORE, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

“Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del. C. § 17-101, et seq., as amended from time to time;

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, Controls, is Controlled by or is under common Control with, such specified Person through one or more intermediaries or otherwise; provided, however, that (a) with respect to SC&C and SunCoke, the term “Affiliate” shall not include any member of SXCP Group, (b) with respect to SXCP Group, the term “Affiliate” shall exclude SC&C and SunCoke and their Affiliates, and (c) the Operating Company shall be deemed to be an Affiliate of SC&C and SunCoke (and not of any member of SXCP Group) before the Closing Date and an Affiliate of SXCP Group (and not of SC&C or SunCoke) on and after the Closing Date;

“Agreement” means this Contribution Agreement;

“Assignment Agreement” means an agreement by and between SXCP and SC&C in the form attached as Exhibit A hereto, whereby SC&C assigns the Initial Gateway Interest to SXCP, and SXCP is admitted to the Operating Company as a member of the Operating Company.

“Assumption Agreement” means an agreement by and between SXCP and SunCoke in the form attached as Exhibit B hereto, whereby SXCP agrees to assume the payment obligations with regard to the principal amount of certain of SunCoke’s senior unsecured long-term debt specified therein;

“Audited Financial Statements” has the meaning set forth in Section 4.15(a);

“Balance Sheet Date” has the meaning set forth in Section 4.15(a);

“Business” means the manufacture and sale of metallurgical coke and the production and sale of superheated steam, as conducted by the Operating Company and by Gateway Cogeneration, respectively, on the date of this Agreement;

“Business Day” means a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close;

“Business Permits” has the meaning set forth in Section 4.11;

“Closing” means the closing of the contribution of the Initial Gateway Interest on the Closing Date, at the offices of SXCP;

“Closing Date” means the Business Day on which the Closing occurs;

“Code” means the Internal Revenue Code of 1986, as amended;

“Commission” means the United States Securities and Exchange Commission.

“Common Unit Portion” shall have the meaning ascribed to such term in Section 2.2(a) hereof;

“Common Units” shall have the meaning ascribed to such term in the foregoing recitals to this Agreement;

“Consent” has the meaning set forth in Section 4.3.

“Consideration” shall have the meaning ascribed to such term in Section 2.2 hereof;

“Contract” means any contract, commitment, instrument, undertaking, lease, sublease, note, mortgage, conditional sales contract, license, sublicense, franchise agreement, indenture, settlement, Permit or other legally binding agreement, whether written or oral;

“Contributing Parties’ Knowledge” and any variations thereof or words to the same effect means the actual knowledge of the persons set forth on Schedule 1.1(a), after due inquiry.

For purposes of the foregoing definition, “due inquiry” shall mean (i) a reasonable investigation of documents in the files of SC&C, SunCoke and their Affiliates and (ii) reasonable inquiry of those employees of, or Persons performing similar functions for, SC&C, SunCoke or their Affiliates, who have responsibility for the matter as to which a particular representation or warranty relates;

“Control” means, where used with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have correlative meanings;

“Damages” means any and all damages (including exemplary damages and penalties), losses, deficiencies, costs, expenses, obligations, fines, expenditures, claims and liabilities, including court costs and reasonable attorneys’, accountants’ and other experts’ fees and expenses of investigation, defending and prosecuting Litigation;

“Debt” means (a) any indebtedness or other obligation for borrowed money; (b) any indebtedness evidenced by any note, bond, debenture or other security or similar instrument; (c) any Liabilities for the deferred purchase price of property or other assets (including any “earn-out” or similar payments) (other than trade account payables incurred in the ordinary course of business consistent with past practice); (d) any Liabilities in respect of any lease of real or personal property (or a combination thereof), which Liabilities are required to be classified and accounted for under U.S. generally accepted accounting principles as capital leases (other than truck leases and leases for equipment); (e) any accrued interest, premiums, termination payments, penalties, “breakage costs,” redemption fees, make-whole payments and other obligations relating to the foregoing; and (f) any guarantee of indebtedness referred to in clauses (a) through (e);

“Environmental Laws” means any and all applicable federal, state and local Laws and other legally enforceable requirements and rules of common law relating to the prevention of pollution or protection of human health, safety, natural resources or the environment or imposing liability or standards of conduct concerning any presence, handling, disposal or other release, or transportation of, or exposure to, Hazardous Materials;

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended;

“Financial Advisor” means Tudor, Pickering, Holt & Co. Advisors, LLC, financial advisor to the SXCP Conflicts Committee;

“Financial Statements” has the meaning set forth in Section 4.15(a);

“Fundamental Representations” means the representations and warranties of SC&C or SunCoke set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.6 and 4.15;

“Gateway Coke Sales Agreement” shall mean and refer to that certain Coke Sale and Feed Water Processing Agreement, dated as of February 28, 2008, by and between the Operating Company and US Steel, as amended by Amendment No. 1 thereto, dated as of November 1, 2010, and as further amended by Amendment No. 2 thereto, dated as of July 6, 2011 (as the same now exists or may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced);

“Gateway Coke Sales Agreement Amendment” shall mean and refer to the Amendment to the Gateway Coke Sales Agreement in the form attached hereto as Exhibit C;

“Gateway Cogeneration” means Gateway Cogeneration Company, LLC, a Delaware limited liability company;

“Gateway Contributed Interest” shall have the meaning ascribed to such term in the foregoing recitals to this Agreement;

“Gateway Interest” means the limited liability company interests in the Operating Company;

“General Partner” means SunCoke Energy Partners GP LLC, a Delaware limited liability company and the general partner of SXCP;

“General Partner Interest” has the meaning set forth in the First Amended and Restated Agreement of Limited Partnership of SXCP;

“GP Interest Portion” shall have the meaning ascribed to such term in Section 2.2(b) hereof;

“GP Units” shall have the meaning ascribed to such term in the foregoing recitals to this Agreement;

“Governmental Approval” has the meaning set forth in Section 4.3;

“Governmental Authority” means (a) any supranational, national, federal, state, local, municipal, foreign or other governmental or quasi-governmental authority and (b) any department, agency, commission, board, subdivision, bureau, instrumentality, court or other tribunal of any of the foregoing in clause (a);

“Hazardous Material” means (a) any “hazardous substance” as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (b) any “hazardous waste” as defined in the Resource Conservation and Recovery Act, as amended, (c) any petroleum or petroleum product, (d) any polychlorinated biphenyl and (e) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material, waste or substance regulated under or within the meaning of any applicable Environmental Law;

“Initial Gateway Interest” shall have the meaning ascribed to such term in the foregoing recitals to this Agreement;

“Interim Financial Statements” has the meaning set forth in Section 4.15(a);

“Law” means all laws (including common law), statutes, rules, regulations, ordinances, directives, Orders or any similar provisions having the force or effect of Law of any Governmental Authority;

“Land Contracts” has the meaning set forth in Section 4.10(b);

“Liability” or “Liabilities” means any direct or indirect liability, indebtedness, Damages, Tax, interest, penalty, amount paid in settlement, judgment, assessment, deficiency, guaranty or endorsement of or by any Person, in the case of each of the foregoing, whether absolute or contingent, matured or unmatured, asserted or unasserted, accrued or unaccrued, due or to become due, liquidated or unliquidated;

“Liability Portion” shall have the meaning ascribed to such term in Section 2.2(c) hereof;

“Lien” means any lien, mortgage, security interest, pledge, deposit, option, easement, right of way, charge or encumbrance, encroachment, conditional sales agreement, deed of trust, deed to secure indebtedness or other similar restriction;

“Litigation” has the meaning set forth in Section 4.8;

“Material Adverse Effect” shall mean any event, change, fact, circumstance, effect or condition that, individually or in the aggregate, has, or could reasonably be expected to have, a material and adverse effect on (a) the assets, properties, business, results of operations or condition (financial or otherwise) of the Business, the Operating Company or Gateway Cogeneration, or (b) the ability of SC&C or SXCP to consummate the transactions contemplated hereby or satisfy its obligations hereunder, other than any event, change, fact, circumstance or condition arising out of or resulting from (i) any adverse change to the United States economy in general, or (ii) any adverse change to financial, banking or securities markets (including any disruption thereof and any decline in the price of any security or any market index);

“Material Contract” has the meaning set forth in Section 4.16(a);

“Omnibus Agreement” shall mean and refer to that certain Omnibus Agreement, dated as of January 24, 2013, by and among SXCP, the General Partner and SunCoke, as amended by Amendment No. 1 thereto, dated as of March 17, 2014 (as the same now exists or may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced);

“Omnibus Agreement Amendment” has the meaning set forth in Section 2.7;

“Operating Assets” means all of the assets of the Operating Company and Gateway Cogeneration;

“Operating Company” shall have the meaning ascribed to such term in the preamble to this Agreement;

“Operating Company Employees” has the meaning set forth in Section 4.22(a);

“Order” means any order, proceeding, decision, judgment, settlement, writ, injunction, information request, decree, award, Permit or other determination of any Governmental Authority, as applicable;

“Organizational Documents” means, with respect to any Person, the articles of incorporation, certificate of incorporation, certificate of formation, certificate of limited partnership, bylaws, limited liability company agreement, operating agreement, partnership agreement, stockholders’ agreement, and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of such Person, including any amendments thereto;

“Parties” means SC&C, SXCP and SunCoke collectively, and “Party” means any of them;

“Partnership Agreement” means that certain First Amended and Restated Agreement of Limited Partnership of SunCoke Energy Partners, L.P., dated as of January 24, 2013, by and among the General Partner, SunCoke and the other parties thereto (as the same now exists or may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced);

“Permits” means permits, licenses, certificates, approvals, authorizations, grants, consents, concessions, warrants, franchises, registrations, exemptions, variances, permissions and similar rights and privileges;

“Permitted Liens” has the meaning set forth in Section 4.10(d);

“Person” means an individual or a corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, Governmental Authority or political subdivision thereof or other entity;

“Plans” has the meaning set forth in Section 4.23(a);

“Real Property” has the meaning set forth in Section 4.10(b);

“Required Rights” has the meaning set forth in Section 4.10(n);

“Restated Operating Limited Liability Company Agreement” means the Second Amended & Restated Limited Liability Company Agreement of the Gateway Energy & Coke Company LLC, in the form attached hereto as Exhibit E;

“SC&C” shall have the meaning ascribed to such term in the preamble to this Agreement;

“Securities Act” has the meaning set forth in Section 4.6;

“Significant Supplier” has the meaning set forth in Section 4.19(b);

“Subsequent Gateway Contribution” has the meaning set forth in Section 2.9;

“Subsequent Gateway Interest” shall have the meaning ascribed to such term in the foregoing recitals to this Agreement;

“Subsidiary” means, with respect to any Person, (a) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (b) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof; or (c) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (i) at least a majority ownership interest or (ii) the power to elect or direct the election of a majority of the directors or other governing body of such Person; provided, however, that (a) with respect to SC&C and SunCoke, the term “Subsidiary” shall not include any member of SXCP Group, (b) with respect to SXCP Group, the term “Subsidiary” shall exclude SC&C, SunCoke and their Affiliates, and (c) the Operating Company and Gateway Cogeneration shall be deemed to be a Subsidiary of SC&C and SunCoke (and not of any member of SXCP Group) before the Closing Date and Subsidiaries of SXCP (and not of SC&C or SunCoke) on and after the Closing Date;

“SunCoke” shall have the meaning ascribed to such term in the preamble to this Agreement;

“SunCoke Credit Agreement” means the Credit Agreement, dated as of July 26, 2011, among SunCoke, the lenders party thereto from time to time, The Royal Bank of Scotland PLC and Keybank National Association, as revolving facility co-documentation agents, Bank of America, N.A., as revolving facility syndication agent and term loan facility documentation agent, Credit Suisse Securities (USA) LLC, as term loan syndication agent, J.P. Morgan Securities LLC, Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint bookrunners for the term loan facility, J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as joint lead arrangers and joint bookrunners for the revolving facility, and J.P. Morgan Chase Bank, N.A., as administrative agent, as amended by Amendment No. 1 thereto, dated as of January 24, 2013 (as the same now exists or may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced);

“SunCoke Indenture” means the Indenture by and among SunCoke, the guarantors party thereto and The Bank of New York Mellon Trust Company, N.A., as trustee, dated July 26, 2011(as the same now exists or may hereafter be further amended, modified, supplemented, extended, renewed, restated or replaced);

“SXCP” shall have the meaning ascribed to such term in the preamble to this Agreement;

“SXCP Conflicts Committee” means the Conflicts Committee of the Board of Directors of the General Partner;

“SXCP Credit Agreement” means the Credit Agreement, dated as of January 24, 2013, executed by SXCP, Haverhill Coke Company LLC, Middletown Coke Company, LLC, Haverhill Cogeneration Company LLC, Middletown Cogeneration Company LLC, JPMorgan Chase Bank, N.A., Bank of America, N.A., Barclays Bank PLC, Citibank, N.A., Credit Suisse AG, Cayman Islands Branch, Royal Bank of Canada, The Royal Bank of Scotland plc, Goldman Sachs Bank USA and Branch Banking and Trust Company, as amended by Amendment No. 1 thereto, dated as of August 28, 2013, and as further amended by Amendment No. 2 thereto, dated as of May 9, 2014.

“SXCP Group” means SXCP and its Subsidiaries;

“Tax” or “Taxes” means (a) any federal, state, local or foreign income tax, ad valorem tax, excise tax, sales tax, use tax, franchise tax, real or personal property tax, transfer tax, gross receipts tax or other tax, assessment, duty, fee, levy or other governmental charge, together with and including, any and all interest, fines, penalties, assessments, and additions to tax resulting from, relating to, or incurred in connection with any of those or any contest or dispute thereof; and (b) any liability for any item described in (a) payable by reason of contract, assumption, transferee liability, operation of law or otherwise.

“Tax Authority” means any Governmental Authority having jurisdiction over the payment or reporting of any Tax;

“Tax Proceeding” has the meaning set forth in Section 6.6(d);

“Tax Return” means any report, statement, form, return or other document or information required to be supplied to a Tax Authority in connection with Taxes;

“Transaction Documents” means this Agreement, the Assignment Agreement, the Assumption Agreement, the Omnibus Agreement Amendment, the Gateway Coke Sales Agreement Amendment, any documents of title, and each of the other documents and certificates to be delivered at Closing or contemplated by this Agreement;

“Transaction Taxes” has the meaning set forth in Section 2.3(b);

“Trustee” means The Bank of New York Mellon Trust Company, N.A., as trustee under the SunCoke Indenture;

“Unions” has the meaning set forth in Section 4.22(b);

“US Steel” means United States Steel Corporation, a Delaware corporation, with a principal office and place of business located at 600 Grant Street, Pittsburgh, Pennsylvania 15219-2800; and

“US Steel Guaranty” shall mean and refer to that certain Guaranty, dated as of February 28, 2008, made by SunCoke and SC&C, for the benefit of US Steel, guaranteeing the obligations of the Operating Company, pursuant to the Gateway Coke Sales Agreement;

“US Steel Guaranty Amendment” shall mean and refer to that certain Amendment No. 1 to Guaranty, dated as of January 12, 2015, which amends the US Steel Guaranty by adding SXCP as an additional guarantor.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

Section 1.2 Headings. Headings contained in this Agreement are included solely for convenience, are not intended to be full or accurate descriptions of the content of any Section or Paragraph and shall not be considered to be part of this Agreement.

ARTICLE II

CONTRIBUTION OF INTERESTS

Section 2.1 Transfer of Gateway Interest. At the Closing, SC&C shall contribute to SXCP, and SXCP shall accept and receive from SC&C, the Initial Gateway Interest, free and clear of all Liens (other than restrictions under applicable state and federal securities laws), and SXCP shall be admitted as a member of the Operating Company; provided, however, that a portion of the Initial Gateway Interest shall be contributed by SC&C to SXCP on behalf of the General Partner in exchange for the GP Interest Portion of the Consideration as set forth in Section 2.2 below.

Section 2.2 Consideration. In consideration for the contribution of the Initial Gateway Interest on the terms and subject to the conditions set forth herein, SXCP shall deliver to SC&C at the Closing an aggregate amount of consideration equal to One Hundred Ninety-Two Million, Two Hundred Seventy-Nine Thousand, Three Hundred and Fifty Dollars ($192,279,350), in the forms and amounts as further described below (the “Consideration”):

(a) SXCP shall issue to SC&C, by means of a private placement in accordance with Section 5.6(a) of the Partnership Agreement, 1,877,697 Common Units (the “Common Unit Portion”) having an agreed upon value of approximately Fifty Million, Six Hundred Forty-One Thousand Four Hundred Seventy-Six Dollars ($50,641,476), based upon the average closing price of such Common Units on the New York Stock Exchange for the period of ten (10) consecutive trading days immediately prior to the execution hereof;

(b) SXCP shall issue to the General Partner 38,320 GP Units (the “GP Interest Portion”) having an agreed upon value of approximately One Million, Thirty-Three Thousand, Five Hundred Dollars ($1,033,500).

(c) Pursuant to the Assumption Agreement, SXCP shall assume certain of SunCoke’s outstanding debt obligations under the SunCoke Indenture, including repayment of principal and payment of accrued interest aggregating approximately One Hundred Forty Million, Six Hundred Four Thousand, Three Hundred Seventy Five Dollars ($140,604,375) (the “Liability Portion”), as follows:

(i) One Hundred Thirty Five Million Dollars ($135,000,000) principal amount of SunCoke’s 7.625% senior unsecured notes due August 2019 (the “Notes”) issued under the SunCoke Indenture; and

(ii) approximately Five Million, Six Hundred Four Thousand, Three Hundred and Seventy-Five Dollars ($5,604,375) of accrued but unpaid interest on the Notes prior to the date of redemption.

Section 2.3 Other Transaction Costs and Expenses. In addition to the Consideration, SXCP also will be responsible for payment of the following:

(a) Certain transaction costs in connection with any subsequent redemption of the Notes, including the applicable redemption premium of Seven Million, Seven Hundred Twenty Thousand, Six Hundred and Fifty Dollars ($7,720,650). SunCoke will cooperate with SXCP in order to call the Notes for redemption pursuant to the applicable procedures for optional redemption prior to maturity set forth in Sections 3.01 and 3.02 of the SunCoke Indenture and Section 3 of the form of Notes attached as Exhibit A thereto.

(b) All sales, use, transfer, filing, recordation, registration and similar Taxes arising from or associated with the transactions contemplated by this Agreement (“Transaction Taxes”) shall be borne entirely by SunCoke and SC&C. The Parties shall provide such certificates and other information and otherwise cooperate to the extent reasonably required to minimize Transaction Taxes.

Section 2.4 Registration. At the Closing, SXCP shall pay and deliver to SC&C, the equity portion of the Consideration by:

(a) registering the Common Unit Portion of the Consideration in the name of SC&C on SXCP’s books and records; and

(b) recording the GP Interest Portion of the Consideration in the name of the General Partner on SXCP’s books and records.

Section 2.5 Delivery of Title. Promptly upon receipt of the Consideration, SC&C shall deliver to SXCP any documents of title for the Initial Gateway Interest, evidencing ownership thereof in the name of SXCP, and otherwise do all things necessary to have the Initial Gateway Interest transferred to SXCP and reflected on the books and records of the Operating Company, including the execution of the Assignment Agreement.

Section 2.6 Federal Income Tax Treatment. The Parties agree that the contribution from SC&C to SXCP of the Initial Gateway Interest shall, for all U.S. federal income tax purposes (and for any applicable state or local tax purposes that follow the U.S. federal income tax treatment) unless otherwise required by applicable law, be treated as a transaction consistent with the requirements of Section 721(a) of the Code subject to the requirements of Section 707 of the Code and the SXCP’s assumption of the Liability Portion shall be treated as an assumption of “qualified” liabilities within the meaning of Treasury Regulations Section 1.707-5(a)(6).

Section 2.7 Amendment to Omnibus Agreement. At Closing, SunCoke and SXCP shall execute and deliver an amendment to the Omnibus Agreement in the form attached as Exhibit D hereto (the “Omnibus Agreement Amendment”).

Section 2.8 SunCoke Obligations. For the avoidance of doubt, SunCoke hereby agrees and confirms that its obligations under Articles III and IV of the Omnibus Agreement shall remain in full force and effect, and that SunCoke’s obligations to “make the Partnership Group whole” as set forth in Articles III and IV of the Omnibus Agreement shall apply with respect to the entire interest in the Operating Company held by SXCP following the Closing.

Section 2.9 Acquisition of Subsequent Gateway Interest. No later than 5 days after the Closing, SXCP shall contribute Forty-Five Million Dollars ($45,000,000) in cash (the “Subsequent Gateway Contribution”) to the Operating Company to be used to fund certain environmental remediation projects and in exchange therefor the Operating Company shall issue to SXCP the Subsequent Gateway Interest, free and clear of all Liens (other than restrictions under applicable state and federal securities laws). SXCP shall pay and deliver to the Operating Company the Subsequent Gateway Contribution by wire transfer in immediately available funds. Promptly upon receipt of the Subsequent Gateway Contribution, the Operating Company shall do all things necessary to have the Subsequent Gateway Interest issued to SXCP and reflected on the books and records of the Operating Company.

ARTICLE III

THE CLOSING

Section 3.1 Closing. The Closing shall be held at the offices of SXCP and shall occur no later than 11:59 PM (Central Time) on the date on which the satisfaction or waiver of all of the conditions precedent to the Closing set forth in Article VII occur, unless otherwise agreed by the Parties in writing.

Section 3.2 Deliverables by SC&C and SunCoke. At the Closing, SC&C and SunCoke will deliver (or cause to be delivered) the following:

(a) a counterpart to the Assumption Agreement, duly executed by SunCoke;

(b) a counterpart of the Assignment Agreement, duly executed by SC&C;

(c) a counterpart of the Omnibus Agreement Amendment, duly executed by SunCoke;

(d) a counterpart of the Gateway Coke Sales Agreement Amendment, duly executed by U.S. Steel, the Operating Company and Gateway Cogeneration;

(e) a counterpart of the U.S. Steel Guaranty Amendment duly executed by SunCoke and SC&C and acknowledged by the Operating Company and Gateway Cogeneration;

(f) a counterpart of the Restated Operating Limited Liability Company Agreement, duly executed by SC&C;

(g) the certificate(s) required by Sections 7.2(a)(iii) and 7.2(b), duly executed by an officer of SC&C and SunCoke;

(h) the written opinion of Vinson & Elkins L.L.P. or another nationally-recognized tax counsel dated as of the Closing Date and addressed to SXCP, in form and substance reasonably satisfactory to the SXCP Conflicts Committee, to the effect that, for U.S. federal income tax purposes, 90% or more of the gross income of SXCP on a pro forma basis (meaning that it includes SXCP’s actual gross income from its existing business and SXCP’s pro rata portion of the income attributable to its ownership interest in the Operating Company and Gateway Cogeneration, taking into account the election to treat Gateway Cogeneration as a corporation for U.S. federal income tax purposes) for the most recent four complete calendar quarters ending before the Closing Date for which the necessary financial information is available are from sources treated as “qualifying income” within the meaning of Section 7704(d) of the Code (the “Tax Opinion”). In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of SunCoke and any of their respective Affiliates as to such matters as such counsel may reasonably request; and

(i) such other documents or instruments as SXCP may reasonably request consistent with SC&C’s and SunCoke’s obligations under this Agreement.

Section 3.3 Deliverables by SXCP. At the Closing, SXCP will deliver (or cause to be delivered), the following:

(a) a counterpart of the Assumption Agreement, duly executed by SXCP;

(b) a counterpart of the Assignment Agreement, duly executed by SXCP;

(c) a counterpart of the Omnibus Agreement Amendment, duly executed by SXCP;

(d) a counterpart of the U.S. Steel Guaranty Amendment duly executed by SXCP;

(e) a counterpart of the Restated Operating Limited Liability Company Agreement, duly executed by SXCP;

(f) the certificates required by Sections 7.3(a)(ii) and 7.3(b), duly executed by an officer of the General Partner;

(g) evidence reasonably satisfactory to SC&C of the issuance by SXCP of the Common Unit Portion and the GP Interest Portion of the Consideration in book-entry form; and

(h) such other documents or instruments as SC&C may reasonably request consistent with SXCP’s obligations under this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SC&C AND SUNCOKE

SC&C and SunCoke, jointly and severally, make the following representations and warranties to SXCP, and acknowledge that SXCP is relying on these representations and warranties in entering into this Agreement, the Assignment Agreement, the Assumption Agreement, the Omnibus Agreement Amendment and the Restated Operating Limited Liability Company Agreement:

Section 4.1 Organization and Good Standing. SC&C is a limited liability company duly organized and validly existing in good standing under the laws of the State of Delaware. SunCoke is a corporation duly organized and validly existing in good standing under the laws of the State of Delaware. The Operating Company and Gateway Cogeneration have been duly organized and are validly existing and in good standing under the laws of the jurisdiction of its organization, with full power and authority to own, lease, use and operate the properties and assets it now owns, leases, uses and operates and to carry on its business as and where such properties and assets are now owned or held and such business is now conducted. The Operating Company and Gateway Cogeneration are duly qualified to transact business and are in good standing as a foreign entity in each other jurisdiction in which such qualification is required for the conduct of its business, except where the failure to so qualify or to be in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no pending, or threatened, action for the dissolution, liquidation or insolvency of the Operating Company or Gateway Cogeneration.

Section 4.2 Due Authorization. Each of SC&C, SunCoke and the Operating Company has all necessary power, authority and capacity to execute and deliver each of the Transaction Documents to which it will be a party, to consummate the transactions contemplated hereby and thereby and to perform all the terms and conditions hereof or thereof to be performed by it. The execution and delivery by each of SC&C, SunCoke and the Operating Company of any Transaction Document to which it will be a party, the performance of all the terms and conditions hereof or thereof to be performed by it, and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by all necessary limited liability company or corporate, as applicable, action. Each Transaction Document to which SC&C, SunCoke or the Operating Company is or will be a party will constitute, upon execution and delivery by it, its valid and binding obligation, enforceable against it in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting enforcement of creditors’ rights generally and by general principles of equity (whether applied in a proceeding at law or in equity).

Section 4.3 No Consents. Other than as set forth in Schedule 4.3 (each item so listed, a “Consent”), no consent, approval, license, Order, waiver, or authorization of, or registration, declaration, or filing with any Governmental Authority (each a “Governmental Approval”) or other Person is required to be obtained or made by or with respect to SC&C, SunCoke, the Operating Company or Gateway Cogeneration, or the Operating Assets in connection with:

(a) the execution, delivery, and performance of this Agreement or the other Transaction Documents, or the consummation of the transactions contemplated hereby and thereby;

(b) the enforcement against SC&C, SunCoke or the Operating Company of its obligations under this Agreement or the other Transaction Documents; or

(c) the conduct by the Operating Company and Gateway Cogeneration of the Business immediately following the Closing as was conducted prior to the execution of this Agreement on the date hereof.

Section 4.4 No Conflict. Other than as set forth on Schedule 4.4, the Transaction Documents to which each of SC&C, SunCoke and the Operating Company is or will be a party will not, the execution and delivery hereof or thereof by it will not, and the fulfillment and compliance with the terms and conditions hereof or thereof and the consummation of the transactions contemplated hereby and thereby will not:

(a) conflict with any of the provisions of the Organizational Documents of SC&C, SunCoke, the Operating Company or Gateway Cogeneration;

(b) conflict with any provision of any Law or Order applicable to SC&C, SunCoke, the Operating Company or Gateway Cogeneration;

(c) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both) or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or give others the right to terminate any indenture, mortgage, Lien or Contract to which SC&C, SunCoke, the Operating Company or Gateway Cogeneration is a party or by which it is bound or to which the Gateway Interests or any of the Operating Assets are subject;

(d) result in the creation of, or afford any Person the right to obtain, any Lien on the capital stock or other equity interests, property or assets of the Operating Company or Gateway Cogeneration under any such Contract; or

(e) result in the revocation, cancellation, suspension or material modification, individually or in the aggregate, of any Governmental Approval possessed by the Operating Company or Gateway Cogeneration that is necessary or desirable for the ownership, lease or operation of the Operating Assets or the Business as now conducted in all material respects, including any Governmental Approvals under any applicable Environmental Law;

except, in the case of clauses (b) through (e), as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

Section 4.5 Title to Gateway Contributed Interest. (a) (i) The Initial Gateway Interest together with the Subsequent Gateway Interest (A) will constitute 75% of the limited liability company interests in the Operating Company and (B) are (or, in the case of the Subsequent Gateway Interest, will be) duly authorized and validly issued and fully paid (to the extent required by the Operating Company’s Organizational Documents) and non-assessable (except as such non-assessability may be limited by Sections 18-607 and 18-804 of the Delaware Limited Liability Company Act), and (ii) SC&C is the sole member of the Operating Company. The Initial Gateway Interest is not subject to and was not issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of local or state law applicable to such interests, the Operating Company’s Organizational Documents, or any Contract to which SC&C, SunCoke or any of its Subsidiaries is a party or to which it or any of its properties or assets is otherwise bound. The Subsequent Gateway Interest is not subject to and will not be issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of local or state law applicable to such interests, the Operating Company’s Organizational Documents, or any Contract to which SC&C, SunCoke or any of its Subsidiaries is a party or to which it or any of its properties or assets is otherwise bound.

(b) Other than as set forth on Schedule 4.5(b), SC&C has good and valid record and beneficial title to the Initial Gateway Interest, free and clear of any and all Liens, and, except for restrictions under applicable federal and state securities laws, the Initial Gateway Interest is free and clear of any restrictions on transfer, Taxes, or claims. Except as set forth in this Agreement, there are no options, warrants, purchase rights, Contracts or other securities exercisable or exchangeable for any equity interests in the Operating Company or Gateway Cogeneration, any other commitments or Contracts providing for the issuance of additional equity interests, or for the repurchase or redemption of the Initial Gateway Interest or equity interests in Gateway Cogeneration, or any Contracts of any kind which may obligate the Operating Company or Gateway Cogeneration to issue, purchase, register for sale, redeem or otherwise acquire any of its equity interests. Immediately after the Closing Date, SXCP will have good and valid record and beneficial title to the Initial Gateway Interest, free and clear of any Liens, and, except for restrictions under applicable federal and state securities laws, free and clear of any restrictions on transfer, Taxes, or claims. Immediately after the contribution to the Operating Company of the Subsequent Gateway Contribution, SXCP will have good and valid record and beneficial title to the Subsequent Gateway Interest, free and clear of any Liens, and, except for restrictions under applicable federal and state securities laws, free and clear of any restrictions on transfer, Taxes, or claims.

(c) The Operating Company does not own, directly or indirectly, (i) any shares of outstanding capital stock of any other Person or securities convertible into or exchangeable for capital stock of any other Person or (ii) any equity or other participating interest in the revenues or profits of any Person other than Gateway Cogeneration, and the Operating Company is not subject to any obligation to acquire any such interest. The Operating Company has good and valid record and beneficial title to all of the outstanding equity interests in Gateway Cogeneration, free and clear of any and all Liens, and, except for restrictions under applicable federal and state securities laws, all outstanding equity interests in Gateway Cogeneration are free and clear of any restrictions on transfer, Taxes, or claims.

Section 4.6 Securities Representations. SC&C is acquiring the Common Unit Portion of the Consideration solely for the account of SC&C, and the General Partner is acquiring the GP Interest Portion of the Consideration solely for the account of the General Partner, and in each case not with a view to, or for resale in connection with, a distribution of all or any part of the Common Units or the GP Units. SC&C and SunCoke agree to the placement of a legend on any Common Unit certificate or on the records of the transfer agent to the effect that the Common Units may not be sold without registration with the Commission or an exemption from registration. Each of SC&C and SunCoke is an “accredited investor” as such term is defined in Rule 501 promulgated under the Securities Act, as amended (the “Securities Act”). Each of SC&C and SunCoke is familiar with investments of the nature of the Common Units and the GP Units, understands that this investment involves substantial risks, has adequately investigated SXCP and the Common Units and the GP Units, and has substantial knowledge and experience in financial and business matters such that it is capable of evaluating, and has evaluated, the merits and risks inherent in purchasing the Common Units and the GP Units, and is able to bear the economic risks of such investment. Each of SC&C and SunCoke has had the opportunity to visit with SXCP and meet with the officers of the General Partner and other representatives to discuss the business, assets, liabilities, financial condition, and operations of SXCP, has received all materials, documents and other information that each of SC&C and SunCoke deems necessary or advisable to evaluate SXCP and the Common Units and the GP Units, and has made its own independent examination, investigation, analysis and evaluation of SXCP and the Common Units and the GP Units, including its own estimate of the value of the Common Units and the GP Units. Each of SC&C and SunCoke has undertaken such due diligence (including a review of the properties, liabilities, books, records and contracts of SXCP) as each of SC&C and SunCoke deems adequate. Each of SC&C and SunCoke acknowledges that the Common Unit Portion and the GP Interest Portion have not been registered under applicable federal and state securities laws and that the Common Units and the GP Interest Portion may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of unless such transfer, sale, assignment, pledge, hypothecation or other disposition is registered under applicable federal and state securities laws or pursuant to an exemption from registration under any federal or state securities laws.

Section 4.7 SunCoke Credit Agreement and Indenture Representations and Warranties.

(a) SXCP is, and each of the Operating Company and Gateway Cogeneration will become, at or prior to the Closing, an Unrestricted Subsidiary as defined in the SunCoke Credit Agreement and the SunCoke Indenture and, at or after the Closing, neither the Operating Company nor Gateway Cogeneration will be a Guarantor (as defined under the SunCoke Indenture and the SunCoke Credit Agreement) under either the SunCoke Indenture or the SunCoke Credit Agreement.

(b) No Event of Default (as defined in the SunCoke Credit Agreement) has occurred and is continuing under the SunCoke Credit Agreement, and no breach of the SunCoke Credit Agreement and no such Event of Default shall occur as a result of the execution and delivery by SunCoke of this Agreement or the performance by SunCoke or SC&C of their obligations hereunder.

(c) No Event of Default (as defined in the SunCoke Indenture) has occurred and is continuing under the SunCoke Indenture, and no breach of the SunCoke Indenture and no such Event of Default shall occur as a result of the execution and delivery by SunCoke of this Agreement or the performance by SunCoke or SC&C of their obligations hereunder.

Section 4.8 Laws and Regulations; Litigation. Except as set forth in Schedule 4.8 there are no pending or, to the Contributing Parties’ Knowledge, threatened claims, fines, actions, suits, litigation, demands, assertions, hearings, audits, investigations or proceedings (whether civil, criminal, administrative or investigative) or any arbitration or binding dispute resolution proceeding (collectively, “Litigation”) against SC&C, SunCoke or any of their Subsidiaries relating to or affecting the Operating Company, Gateway Cogeneration, the Business or the Operating Assets or the ownership and operation of the Business, the Operating Assets or the Gateway Contributed Interest. Each of the Operating Company and Gateway Cogeneration and the Business is, and during the last three years has been, in compliance with all Laws of any Governmental Authority applicable to it, other than any noncompliance which is not material to Operating Company, Gateway Cogeneration or the Business. No Litigation is pending or, to Contributing Parties’ Knowledge, threatened to which SC&C, SunCoke or any of its Subsidiaries is or may become a party that questions or involves the validity or enforceability of any of its respective obligations under this Agreement or the other Transaction Documents or seeks to prevent or delay, or damages in connection with, the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

Section 4.9 Environmental Matters. With respect to the Business, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, SC&C, SunCoke and their Subsidiaries’ ownership, operation or other use of the Operating Assets and Real Property (i) are and, during the relevant time periods specified in all applicable statutes of limitations, have been in compliance with Environmental Laws, (ii) are not the subject of any outstanding unresolved Order, agreement or arbitration award from any Governmental Authority under any Environmental Law relating to the Operating Assets, Real Property, or the Business, (iii) have received all Permits required of them under applicable Environmental Laws necessary to conduct the Business and own and operate the Operating Assets and Real Property as presently conducted or in light of the current stage of occupation, development or construction, (iv) are in compliance with all terms and conditions of any such Permits, (v) are not subject to any pending or, to the Contributing Parties’ Knowledge, threatened Litigation under any Environmental Law with respect to which SC&C, SunCoke or any of its Subsidiaries has been contacted in writing by or on behalf of the actual or potential plaintiff or claimant, (vi) do not have any Liability in connection with the presence, disposal or other release into the environment of, or exposure to, any Hazardous Material, and (vii) have provided or made available to SXCP or its representatives any significant reports, analyses or correspondence relating to environmental matters relating to the Business or the Operating Assets or the Real Property that are in the possession or control of SC&C, SunCoke or their Subsidiaries and have been prepared within the past three (3) years.

Section 4.10 Operating Assets and Real Property. (a) The Operating Assets are sufficient to conduct the Business as such Business is currently being conducted. The Business is the only business operation carried on by the Operating Company and Gateway Cogeneration. At the Closing, the Operating Company and Gateway Cogeneration shall have sufficient net working capital to operate the Business in the ordinary course consistent with past practices.

(b) Schedule 4.10(b) sets forth a true and complete list of all of the real property owned, leased, used, franchised, licensed or otherwise held, including, without limitation, easement rights utilized in connection with the operation and ownership of the Business (the “Real Property”) and indicates the nature of the Real Property interest. SunCoke has provided SXCP with, or access to, copies of all material agreements affecting the Real Property, including all the leases identified on Schedule 4.10(b), if any (“Land Contracts”), and all title reports, commitments, policies and surveys, to the extent any such items are material to the use and operation of the Real Property.

(c) Except as set forth in Schedule 4.10(c), the Operating Company or Gateway Cogeneration has good, valid and marketable title in fee to all owned Real Property and valid leasehold interests in all leased Real Property, if any (including rights of way), in each case, except as would not materially interfere with the use or occupancy of the Real Property as it is currently being used or occupied.

(d) Other than as set forth on Schedule 4.10(d), the Operating Company or Gateway Cogeneration owns or leases all such Real Property and interests in Real Property free and clear of any Liens except (i) those set forth in Schedule 4.10(d), (ii) mechanics’, carriers’, workmen’s, repairmen’s or other similar Liens arising or incurred in the ordinary course of business consistent with past practices and that are not yet delinquent or can be paid without penalty or are being contested in good faith and by appropriate proceedings in respect thereof and for which an appropriate reserve has been established in accordance with U.S. generally accepted accounting principles, (iii) Liens for current Taxes that are not yet due and payable or are being contested in good faith and by appropriate proceedings in respect thereof and for which an appropriate reserve has been established in accordance with U.S. generally accepted accounting principles, and (iv) other imperfections of title or encumbrances that would not, individually or in the aggregate, reasonably be expected to materially interfere with the use or occupancy of the Real Property as it is currently being used or occupied (the Liens described in clauses (i), (ii), (iii), and (iv) above, being referred to collectively as “Permitted Liens”).

(e) Each of the Land Contracts is in full force and effect and constitutes a valid and binding obligation of the Operating Company or Gateway Cogeneration and of the other parties thereto.

(f) Neither the Operating Company nor Gateway Cogeneration is in breach or default in any material respect under any Land Contract, and to the Contributing Parties’ Knowledge, no other party to any of the Land Contracts is in breach or default in any material respect thereunder.

(g) There is or will be at the Closing current access to public roads from the Real Property.

(h) Other than as set forth on Schedule 4.10(h), each of the Operating Company and Gateway Cogeneration is not a party to or bound by, any outstanding third-party rights to purchase, lease or in any way acquire any of the owned Real Property or interests therein (including without limitation any rights of first refusal, options or other similar right of any kind) nor has the Operating Company or Gateway Cogeneration granted a possessory right or a right of occupancy with respect to the owned Real Property other than as disclosed by any matters of record.

(i) There is no pending, or, to the Contributing Parties’ Knowledge, threatened, Litigation relating to the Real Property.

(j) No condemnation or eminent domain proceeding has been commenced or, to the best of the Contributing Parties’ Knowledge, is about to be commenced against the Real Property or any portion thereof.

(k) There are no pending tax appeals with respect to the real property taxes or assessments against the Real Property.

(l) The Operating Company and Gateway Cogeneration currently maintains, and shall maintain through the Closing Date, property and casualty insurance with respect to the Real Property in an amount not less than the full replacement cost of the Real Property and the fixtures and equipment thereon, after taking into account the self-insurance programs maintained by the Operating Company and Gateway Cogeneration, and, to the Contributing Parties’ Knowledge, there are no unrepaired casualty losses.

(m) Other than as set forth on Schedule 4.10(m), to the Contributing Parties’ Knowledge, there are no pending or threatened changes in the zoning applicable to the Real Property prior to the effective date of this Agreement. Other than as set forth on Schedule 4.10(m), neither the Operating Company nor Gateway Cogeneration has received written notice of, nor, to the Contributing Parties’ Knowledge, has there been any violation of any covenant or restriction applicable to the Real Property, or any part thereof, from any Governmental Authority or third party or notice of any violation of any zoning, building, fire or health code or any other Law applicable (or alleged to be applicable) to the Real Property, or any part thereof, in each case which remains uncured as of the date hereof.

(n) Other than as specifically set forth to the contrary on Schedule 4.10(n), each of the Operating Company and Gateway Cogeneration has:

(i) such consents, easements, rights-of-way, approvals, rights, Permits and licenses from all Governmental Authorities and other Persons as are sufficient to use the Real Property and continue to carry out the operations associated therewith, in all material respects, substantially in the manner in which the Real Property is currently used and operated (collectively, “Required Rights”); and;

(ii) fulfilled and performed all its material obligations with respect to any Required Rights and no default or other event has occurred that allows (or after notice or lapse of time would allow) revocation or termination thereof or would result in any impairment of the rights of the holder of any Required Rights, except for such revocations, terminations and impairments that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o) Other than as set forth on Schedule 4.10(o), the Operating Company or Gateway Cogeneration has good title to all owned and valid interests in all leased tangible personal property included in the Operating Assets, free and clear of all Liens, except Permitted Liens, other than tangible personal property owned on the date of this Agreement but subsequently sold or otherwise disposed of in the ordinary course of business consistent with prior practice. All tangible personal property included in the Operating Assets is in good operating condition and repair (normal wear and tear excepted) and has been maintained in accordance with generally accepted industry practice, and is sufficient for the purposes for which it is currently being used or held for use.

Section 4.11 Permits. Each of the Operating Company and Gateway Cogeneration holds or has a valid right to use, all Permits that are necessary for the conduct of the Business and the ownership and operation of the Operating Assets (the “Business Permits”), each in compliance with applicable Laws, except for those the failure of which to have would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. SC&C, SunCoke, the Operating Company, Gateway Cogeneration and their Affiliates have complied in all material respects with all terms and conditions of the Business Permits. None of such Business Permits will be subject to suspension, modification, revocation or nonrenewal as a result of the execution and delivery of this Agreement or the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby. There is no outstanding written notice, nor to the Contributing Parties’ Knowledge, any other notice of revocation, cancellation or termination of any Business Permit, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Litigation is pending or, to the Contributing Parties’ Knowledge, threatened with respect to any alleged failure by SC&C, SunCoke, the Operating Company or Gateway Cogeneration or their Affiliates to have any Business Permit necessary for the conduct of the Business and the ownership and operation of the Operating Assets or to be in compliance with such Business Permits, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 4.12 Insurance. SC&C, SunCoke or their Affiliates maintain policies of fire and casualty, liability and other forms of property and liability insurance related to the Operating Assets and the Business in such amounts, with such deductibles, and against such risks and losses as are, in their reasonable business judgment, reasonable for the Business and the Operating Assets. All such policies are in full force and effect, all premiums due and payable thereon have been paid, and no notice of cancellation, termination or non-renewal has been received, or, to the Contributing Parties’ Knowledge, threatened, with respect to any such policy that has not been replaced on substantially similar terms prior to the date of such cancellation.

To the Contributing Parties’ Knowledge, the activities and operations of the Business have been conducted in a manner so as to conform in all material respects to all applicable provisions of those insurance policies.

Section 4.13 Brokerage Arrangements. None of SC&C, SunCoke or any of their Affiliates has entered, directly or indirectly, into any Contract with any Person that would obligate any member of SXCP Group to pay any commission, brokerage or “finder’s fee” or other fee in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby.

Section 4.14 Taxes. (a) All Tax Returns that are required to be filed by or with respect to the Operating Company or Gateway Cogeneration or the Operating Assets on or prior to the Closing Date (taking into account any valid extension of time within which to file) have been or will be timely filed on or prior to the Closing Date and all such Tax Returns are or will be true, correct and complete in all material respects.

(b) All Taxes due and payable by or with respect to the Operating Company or Gateway Cogeneration or the Operating Assets (whether or not shown on any Tax Return) have been fully paid and all deficiencies asserted or assessments made with respect to such Tax Returns have been paid in full or properly accrued for by SC&C or SunCoke, as applicable.

(c) Except as set forth on Schedule 4.14(c), no examination, audit, claim, assessment, levy, or administrative or judicial proceeding regarding any of the Tax Returns described in Section 4.10 or any Taxes of or with respect to the Operating Company or Gateway Cogeneration or the Operating Assets are currently pending or have been proposed in writing or have been threatened.

(d) Except as set forth on Schedule 4.14(d), no waivers or extensions of statutes of limitations have been given or requested in writing with respect to any amount of Taxes of or with respect to the Operating Company or Gateway Cogeneration or the Operating Assets or any Tax Returns of or with respect to the Operating Company or Gateway Cogeneration or the Operating Assets.

(e) The Operating Company and Gateway Cogeneration will, at Closing, be treated as entities disregarded as entities separate from their owner for federal income Tax purposes pursuant to Treasury Regulation Section 301.7701-2(c)(2)(i).

Section 4.15 Financial Statements. (a) SC&C has delivered to SXCP (i) the audited consolidated balance sheets as of December 31, 2013 and 2012 and audited consolidated statements of operations, cash flows and changes in equity for the years ended December 31, 2013 and 2012, in each case, with respect to the Business and the Operating Assets (the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet as of September 30, 2014 (the “Balance Sheet Date”) and unaudited consolidated statements of operations, cash flows and changes in equity for the nine months ended September 30, 2014, in each case, with respect to the Business and the Operating Assets (the “Interim Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”).

(b) The Financial Statements have been prepared from the books and records of SC&C, SunCoke and its Subsidiaries in accordance with U.S. generally accepted accounting principles applied on a consistent basis throughout the periods covered thereby (except that the Interim Financial Statements do not include normal recurring year-end adjustments and footnotes required by U.S. generally accepted accounting principles for complete financial statements) and present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of or attributable to the Business and the Operating Assets as of the dates and for the periods stated in such Financial Statements.

Section 4.16 Material Contracts. (a) Set forth in Schedule 4.16(a) is a list, as of the date hereof, of each of the following Contracts to which SC&C, SunCoke or any of its Affiliates is a party related to the Business or to which any of the Operating Assets are bound (each a “Material Contract”):

(i) any Contract limiting the right of the Business to engage in or compete in any geographical area;

(ii) any Contract for Debt to which the Operating Company or Gateway Cogeneration is a party or to which any of the Operating Assets are bound;

(iii) any Contract relating to the acquisition or disposition of any business (whether by merger, consolidation, recapitalization, share exchange, sale of stock, sale of assets or otherwise, and whether through proceedings in bankruptcy or otherwise) entered into in the past five years requiring the payment of an amount in excess of $1,000,000;

(iv) any Contract under which the Operating Company or Gateway Cogeneration is lessor or lessee of any Real Property;

(v) any Contract with a Significant Supplier;

(vi) any Contract with U.S. Steel;

(vii) any Contract containing any preferential rights to purchase or similar rights relating to the Operating Assets;

(viii) any other Contract (other than any Contract granting any Permits, servitudes, easements or rights-of-way) materially affecting the ownership or operation of the Business or the ownership, use or operation of the Operating Assets, the loss of which would, individually or in the aggregate, have a Material Adverse Effect;

(ix) any Contract between SC&C, SunCoke or their Affiliates (other than the Operating Company or Gateway Cogeneration), on the one hand, and the Operating Company or Gateway Cogeneration, on the other hand;

(x) any Contract under which any Person has directly or indirectly guaranteed Debt, liabilities or obligations of the Operating Company or Gateway Cogeneration;

(xi) any Contract with a Union, employment Contract, Contracts with individual independent contractors, and Contracts providing for change in control, retention, or severance payments to any employees of the Operating Company or Gateway Cogeneration;

(xii) any Contract with any Governmental Authority (other than Permits);

(xiii) any interest rate, commodity or currency protection agreement (including any swaps, collars, caps or similar hedging obligations); and

(xiv) any Contract (or group of related Contracts with a single counterparty or, to the Contributing Parties’ Knowledge, Affiliated counterparties) not described in (i) through (xiii) above, that as of the date hereof, is reasonably expected to provide for revenues, payments or obligations in an amount greater than $1,000,000 during any calendar year or $5,000,000 in the aggregate.

(b) SunCoke has made available to SXCP a correct and complete copy of each Material Contract. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, each Material Contract is a legal, valid and binding on and enforceable against SC&C, SunCoke or their Affiliates that are a party thereto, and, to the Contributing Parties’ Knowledge, the counterparty thereto, and each Material Contract will continue to be legal, valid and binding on and enforceable against SC&C, SunCoke or their Affiliates that are a party thereto, and, to the Contributing Parties’ Knowledge, the counterparty thereto, on identical terms following the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. Each Material Contract is in full force and effect, and none of SC&C, SunCoke or its Affiliates, as the case may be, or, to the Contributing Parties’ Knowledge, any counterparty thereto, is in breach or default thereunder and no event has occurred that upon receipt of notice or lapse of time or both would constitute any breach or default thereunder, except for such breaches or defaults as would not, individually or in the aggregate, reasonably be expected to have a material impact on the Business. None of SC&C, SunCoke or their Affiliates has given or received from any third party any written notice of any action or intent to terminate or amend in any material respect any Material Contract.

Section 4.17 No Adverse Changes. Except as set forth in Schedule 4.17, since September 30, 2014:

(a) there has not been a Material Adverse Effect;

(b) the Business and the Operating Assets have been operated and maintained in the ordinary course of business consistent with past practices;

(c) there has not been any damage to or destruction or loss of the Operating Assets, whether or not covered by insurance, that individually or in the aggregate exceeds $1,000,000;

(d) there has been no acceleration or delay in, or postponement of, the payment of any Liabilities related to the Business or the Operating Assets, individually or in the aggregate, in excess of $1,000,000;

(e) there has been no acceleration or delay in the collection of any payment related to the Business or the Operating Assets, individually or in the aggregate, in excess of $1,000,000;

(f) there has been no declaration or payment of any non-cash dividend or other non-cash distribution in respect of the Gateway Contributed Interest or the equity interests in Gateway Cogeneration; and

(g) there is no Contract to do any of the foregoing.

Section 4.18 Management Projections and Disclosure. (a) The projections and budgets provided to the SXCP Conflicts Committee (including those provided to the Financial Advisor) as part of the SXCP Conflicts Committee’s review in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby were prepared and delivered in good faith, are based on reasonable assumptions, are materially consistent with SunCoke’s and SC&C’s management’s current expectations regarding the Business and are materially consistent with the provisions of the Contracts affecting the Business.

(b) No representation or warranty or other statement made by SC&C or SunCoke in this Agreement, the Schedules, any supplement to the Schedules, the certificates delivered pursuant to this Agreement or otherwise in connection with the transactions contemplated by this Agreement contains any untrue statement of material fact or omits to state a material fact necessary to make the statements in this Agreement or therein, in light of the circumstances in which they were made, not misleading.

Section 4.19 Suppliers and Customers. (a) U.S. Steel is the sole customer of the Business. Neither SC&C, SunCoke nor any of their Affiliates has received notice from the U.S. Steel to the effect that such customer will not buy products or services in respect of the Business in the future from SC&C, SunCoke or its Affiliates, as the case may be, or the Operating Company or Gateway Cogeneration following the Closing or that such customer intends to terminate or materially modify, or discuss the termination or material modification of, existing agreements with SC&C, SunCoke or its Affiliates, as the case may be, or the Operating Company or Gateway Cogeneration following the Closing with respect to the Business. The U.S. Steel has not (i) asserted any claims of breach of contract or warranty with regard to products or services previously provided by the Business, nor do SC&C, SunCoke or their Affiliates have any indemnity Liability for any such products or services to customers, or (ii) notified SC&C, SunCoke or its Affiliates in writing of any request for indemnification.

(b) Schedule 4.19(b) sets forth, for the twelve (12) months ended September 30, 2014, the names of the ten (10) largest suppliers of the Business based on the total amounts paid or payable by SC&C, SunCoke or their Affiliates (the “Significant Suppliers”). Neither SC&C, SunCoke nor any of their Affiliates has received written notice from any Significant Supplier to the effect that any such supplier will not supply products or services in respect of the Business in the future to SC&C, SunCoke or their Affiliates, as the case may be, or the Operating Company or Gateway Cogeneration following the Closing or that such supplier intends to terminate or materially modify existing agreements with SC&C, SunCoke or their Affiliates, as the case may be, or the Operating Company or Gateway Cogeneration following the Closing with respect to the Business.

Section 4.20 Indebtedness. Neither the Operating Company nor Gateway Cogeneration has any Debt other than Debt which will be paid, settled, cancelled, discharged or otherwise released on or prior to the Closing Date.

Section 4.21 Absence of Undisclosed Liabilities. The Business does not have, and the Operating Assets are not subject to, any Liability, except Liabilities (a) that are reflected in the Interim Financial Statements, or (b) incurred since the Balance Sheet Date in the ordinary course of business consistent with past practice and, as of the Closing Date, were permitted to be incurred by this Agreement.

Section 4.22 Labor Matters. (a) As of the date hereof, all individuals performing services for the Operating Company or Gateway Cogeneration are either employed by SC&C, SunCoke or their Affiliates (other than the Operating Company and Gateway Cogeneration) or are individual contractors engaged by SC&C, SunCoke or their Affiliates (the “Operating Company Employees”) and there are no outstanding agreements, understandings or commitments of the Operating Company or Gateway Cogeneration with respect to any unpaid compensation, commissions or bonuses that were due and payable prior to the date hereof.

(b) Neither the Operating Company nor Gateway Cogeneration is, or has been for the past five years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past five years, any Union representing or, to the Contributing Parties’ Knowledge, purporting to represent any Operating Company Employee, and, to the Contributing Parties’ Knowledge, no Union or group of Operating Company Employees is seeking to organize Operating Company Employees for the purpose of collective bargaining. Neither the Operating Company nor Gateway Cogeneration has any duty to bargain with any Union except to the extent required by applicable Law. There has not been, nor, to the Contributing Parties’ Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Operating Company or Gateway Cogeneration or any of the Operating Company Employees during the past five years.

(c) SC&C, SunCoke and their Affiliates are in compliance with all Contracts with current and former Operating Company Employees. All individuals characterized and treated by SC&C, SunCoke or its Affiliates as independent contractors that are Operating Company Employees are properly treated as independent contractors under all applicable Laws. All Operating Company Employees classified as exempt under the Fair Labor Standards Act and state and local wage and hour Laws are properly classified.

(d) The Operating Company and Gateway Cogeneration are in compliance with the WARN Act, and it has no current plans to undertake any action before the Closing Date that would trigger obligations under the WARN Act.

Section 4.23 Employee Benefits Matters. (a) Neither the Operating Company nor Gateway Cogeneration maintains or has any obligation to sponsor or maintain, or has within the past six years sponsored or maintained, or has any material liability with respect to, any compensation or benefit plan, agreement, program or policy (whether written or oral, formal or informal), including any “employee benefit plan” as defined in Section 3(3) of ERISA (the foregoing are referred to herein as “Plans”). All Plans in which the Operating Company Employees participate or have participated are sponsored or maintained by SC&C, SunCoke or of its Affiliates (other than the Operating Company or Gateway Cogeneration).

(b) Each Plan in which Operating Company Employees participate is intended to be qualified under Section 401(a) of the Code and has been so qualified in form, and each Plan in which Operating Company Employees participate is and has been operated and maintained in material compliance with its terms and the provisions of all applicable Laws, including, without limitation, ERISA and the Code.

(c) Except as disclosed on Schedule 4.23(c), with respect to any Plan that SC&C, SunCoke or its Affiliates has sponsored or maintained within the last six years or has had any obligation to contribute to within the past six years, except as would not have a material impact on the Business, (i) there has been no “reportable event,” as that term is defined in Section 4043 of ERISA, for which the thirty (30) day reporting requirement has not been waived, and the transactions contemplated by this Agreement will not result in such a “reportable event” for which a waiver does not apply, (ii) other than Liability for premiums to the Pension Benefit Guaranty Corporation (which premiums have been timely paid when due), none of SC&C, SunCoke or their Affiliates (including the Operating Company and Gateway Cogeneration) has incurred any direct or indirect Liability under Title IV of ERISA or Section 412 of the Code that has not been satisfied in full, and no event has occurred and no condition exists that presents a material risk to SC&C, SunCoke or their Affiliates (including the Operating Company and Gateway Cogeneration) incurring any such Liability, and (iii) no event has occurred and no condition exists that would subject the Operating Company or Gateway Cogeneration, either directly or by reason of its affiliation with SC&C, SunCoke or their Affiliates, to any tax, fine, lien, penalty or other Liability imposed by ERISA, the Code or other applicable Laws. None of SC&C, SunCoke or their Affiliates (including the Operating Company and Gateway Cogeneration) contributes to, or has an obligation to contribute to, and has not within six years prior to the Closing Date contributed to, or had an obligation to contribute to, a “multiemployer plan” within the meaning of Section 3(37) of ERISA.

(d) Except as would not result in any Liability to the Operating Company or Gateway Cogeneration, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement will not (either alone or upon the occurrence of any subsequent employment-related event) result in any payment becoming due under a Plan, result in the acceleration of the time of payment or vesting of any benefits under a Plan, or result in the incurrence or acceleration of any other obligation related to the Plans or to any Operating Company Employee or former Operating Company Employee.

Section 4.24 No Other Representations or Warranties; Schedules. Except as set forth in this Article IV, neither SC&C nor SunCoke makes any other express or implied representation or warranty with respect to the Gateway Contributed Interest, the Operating Assets or the transactions contemplated by this Agreement, and disclaims any other representations or warranties. The disclosure of any matter or item in any schedule to this Agreement shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SXCP

SXCP makes the following representations and warranties to SC&C, and acknowledges that SC&C is relying on these representations and warranties in entering into this Agreement:

Section 5.1 Organization and Good Standing. SXCP is a limited partnership duly organized and validly existing in good standing under the laws of the State of Delaware.

Section 5.2 Due Authorization. SXCP has all necessary power, authority and capacity to enter into this Agreement and to perform its obligations hereunder; the execution and delivery of this Agreement has been duly authorized by all necessary partnership action on the part of SXCP; and this Agreement has been duly executed by SXCP.

Section 5.3 No Consent. No consent, approval or authorization of any third party is required for consummation by SXCP of the transactions contemplated by this Agreement, and the execution and delivery of this Agreement and the performance of the transactions contemplated hereby do not violate, conflict with, or cause a default under any contract, agreement, document, or instrument, any law, rule, regulation or any judicial or administrative decision to which SXCP may be subject.

Section 5.4 Title to Common Units and GP Interest. Upon the Closing, in accordance with the terms of this Agreement:

(a) good and marketable title to all of the Common Unit Portion of the Consideration, free and clear of all mortgages, liens, security interests, pledges, charges, encumbrances or claims of any kind will be sold to and vest in SC&C, and the Common Units included in the Common Unit Portion of the Consideration will be duly authorized and validly issued, fully paid and non-assessable (except as such non-assessability may be limited by Sections 17-303, 17-607 and 17-804 of the Act), and will not have been issued in violation of any preemptive or similar rights, and

(b) the GP Interest Portion of the Consideration will vest in the General Partner, free and clear of any title defects, mortgages, pledges, security interests, liens, charges, encumbrances or rights or claims of any kind whatsoever (other than, in each case, as set forth in the Partnership Agreement or under the Act).

Section 5.5 No Other Representations or Warranties; Schedules. Except as set forth in this Article V, SXCP makes no other express or implied representation or warranty with respect to the Common Unit Portion or the GP Interest Portion of the Consideration or the transactions contemplated by this Agreement, and disclaims any other representations or warranties. The disclosure of any matter or item in any schedule to this Agreement shall not be deemed to constitute an acknowledgment that any such matter is required to be disclosed.

ARTICLE VI

COVENANTS

Section 6.1 Conduct of the Business. SC&C and SunCoke covenant and agree that from and after the execution of this Agreement and until the Closing, except (i) as contemplated by this Agreement, (ii) as required by applicable Law or (iii) with the prior written consent of SXCP, which consent of SXCP shall require the prior consent of the SXCP Conflicts Committee (and which consent of SXCP shall not be unreasonably withheld, conditioned or delayed):

(a) Neither SC&C nor SunCoke will, nor will they permit any of SunCoke’s other Subsidiaries to, sell, transfer, assign, convey or otherwise dispose of (I) the Gateway Contributed Interest, (II) the equity interest in Gateway Cogeneration or (III) except in the ordinary course of business consistent with past practice, the Operating Assets;

(b) Neither SC&C nor SunCoke will, nor will they permit any of SunCoke’s other Subsidiaries to, issue, sell or deliver any capital stock, membership interests or other equity securities of the Operating Company or Gateway Cogeneration, or issue or sell any securities convertible into, or options with respect to, or warrants to purchase or rights to subscribe for, any capital stock, limited liability company interests or other equity securities of the Operating Company or Gateway Cogeneration, or form any subsidiaries of the Operating Company or Gateway Cogeneration;

(c) Each of SC&C and SunCoke will, and will cause each of their respective Affiliates to, use commercially reasonable efforts to maintain the Operating Assets in such working order and condition as is consistent with past practice;

(d) Each of SC&C and SunCoke will, and will cause each of their respective Affiliates to, use commercially reasonable efforts to conduct the Business in the ordinary course consistent with past practices;

(e) Each of SC&C and SunCoke will, and will cause each of their respective Affiliates to, use commercially reasonable efforts to preserve its relationships with customers, suppliers, licensors, licensees, advertisers, distributors, shippers and others having business dealings relating to the Business;

(f) Neither SC&C nor SunCoke will, nor will they permit their respective Affiliates to, permit any Lien, other than Permitted Liens, to be imposed on the Operating Assets or the Gateway Contributed Interest, or the equity interests in Gateway Cogeneration;

(g) Neither SC&C nor SunCoke will, nor will they permit their respective Affiliates to, accelerate, delay or postpone the payment of any Liabilities or the collection of any payment, related to the Business or the Operating Assets that are, individually or in the aggregate, material;

(h) Neither SC&C nor SunCoke will, nor will they permit their respective Affiliates to, amend, modify or terminate any Material Contract, or otherwise waive, release or assign any rights, claims or benefits thereunder, or enter into any Contract that, if entered into prior to the date of this Agreement, would constitute a Material Contract;

(i) Neither SC&C nor SunCoke will, nor will they permit their respective Affiliates to, take or omit to take any action that would reasonably be expected to result in a Material Adverse Effect;

(j) Neither SC&C nor SunCoke will, nor will they permit their respective Affiliates to, declare or pay a dividend on, or make any other distribution in respect of, the Operating Company’s or Gateway Cogeneration’s equity securities;

(k) Neither SC&C nor SunCoke will, nor will they permit their respective Affiliates to, cause the Operating Company or Gateway Cogeneration to (A) hire any employee or (B) become liable with respect to any Plan;

(l) Neither SC&C nor SunCoke will, nor will they permit their respective Affiliates to, terminate or cancel any material insurance policy naming the Operating Company or Gateway Cogeneration as a beneficiary or a loss payee;

(m) Neither SC&C nor SunCoke will, nor will they permit their respective Affiliates to, cause the Operating Company or Gateway Cogeneration to make or change any material Tax election (except as expressly contemplated by Section 4.14 with respect to the tax election of Gateway Cogeneration), enter into any agreement relating to Taxes, including closing agreements with any Governmental Authority or settle or compromise any material Tax claim or liability;

(n) Neither SC&C nor SunCoke will, nor will they permit their respective Affiliates to, cause the Operating Company or Gateway Cogeneration to acquire or agree to acquire in any manner (whether by merger or consolidation, the purchase of an equity interest in or a material portion of the assets of or otherwise) any business or any corporation, partnership, association or other business organization or division thereof of any other Person; and

(o) Neither SC&C nor SunCoke will, nor will they permit their respective Affiliates to, agree in writing or otherwise to do anything contained in this Section 6.1.

Section 6.2 Financial Statements; Financing Cooperation. SunCoke shall permit SXCP and its representatives to contact SunCoke’s accountants, auditors and employees, and shall cause such accountants, auditors and employees to discuss, cooperate and provide information reasonably requested by SXCP or its representatives, in order for SXCP to prepare audited and unaudited historical financial statements for the Business and pro forma financial statements of SXCP, in each case that meet the requirements of Regulation S-X promulgated under the Securities Act. SunCoke shall cause its accountants, auditors and employees to cooperate with SXCP with regards to responding to any comments from the Commission on the financial statements of the Business. From and after the date of this Agreement, SunCoke shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to cause its and their representatives (including their auditors) to provide all customary cooperation as reasonably requested by SXCP to assist SXCP in the arrangement of any debt or equity financing necessary or desirable to fund the Liability Portion of the Consideration, including any necessary offering documents related thereto.

Section 6.3 Access. From the date of this Agreement until the Closing Date, SunCoke shall, upon reasonable advance notice by SXCP, (a) provide SXCP and its representatives reasonable access, during normal business hours, to the Operating Assets and (b) furnish to SXCP such documents and information in the possession or control of SunCoke or its Affiliates concerning the Operating Assets as SXCP from time to time may reasonably request, but only to the extent that SunCoke may comply with the covenants in clause (a) and (b) above without breaching any confidentiality obligation binding on SunCoke or its Affiliates. With respect to the Real Property, such access shall be subject to the rights of parties in possession and the terms of any instruments under which SunCoke uses or occupies such Real Property.

Section 6.4 Post-Closing Receivables and Payments. (a) Should SC&C or SunCoke or any of their Subsidiaries receive any payments attributable to accounts receivable of the Operating Company or Gateway Cogeneration or the Business that relate to the operations of the Business after the Closing Date, then SC&C and SunCoke shall or shall cause its applicable Subsidiary to, within thirty (30) days of receipt of such payments, forward such payments to the Operating Company or Gateway Cogeneration, as applicable. Should SXCP or any of its Subsidiaries receive any payments attributable to accounts receivable of the Operating Company or Gateway Cogeneration or the Business that relate to the operations of the Business on or prior to the Closing Date, then SXCP shall or shall cause its applicable Subsidiary to, within thirty (30) days of receipt of such payments, forward the amount of such payments to SC&C.

(b) If any demand is made on SunCoke or any of its Subsidiaries to pay any invoice or other account payables incurred in connection with the operation of the Business after the Closing Date, then SXCP shall be responsible for the same. If any demand is made on SXCP or any of its Subsidiaries to pay any invoice or other account payables incurred in connection with the operation of the Business on or prior to the Closing Date, then SunCoke shall be responsible for the same.

Section 6.5 Further Assurances. On and after the Closing Date, the Parties shall cooperate and use their respective commercially reasonable efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to make effective the transactions contemplated by this Agreement and the other Transaction Documents, including the execution of any additional assignment or similar documents or instruments of transfer of any kind, the obtaining of consents which may be reasonably necessary or appropriate to carry out any of the provisions hereof or thereof and the taking of all such other actions as such party may reasonably be requested to take by the other parties from to time to time, consistent with the terms of this Agreement and the other Transaction Documents, in order to effectuate the provisions and purposes of this Agreement and the other Transaction Documents and transactions contemplated hereby and thereby.

Section 6.6 Tax Covenants. (a) The Parties agree that SC&C and SunCoke shall bear the liability for any Taxes imposed on or incurred by or with respect to the Operating Company or Gateway Cogeneration, the Business or the Operating Assets for any taxable period or portion therefor ending on or prior to the Closing Date. The parties hereto further agree that the Operating Company (including its members in accordance with their membership interest) shall bear the liability for any Taxes imposed on or incurred by or with respect to the Operating Company and Gateway Cogeneration, the Business or the Operating Assets for any taxable period or portion therefor beginning after the Closing Date.

(b) The parties hereto agree that whenever it is necessary for purposes of this Section 6.6 to determine the amount of any Taxes imposed on or incurred by or with respect to the Operating Company and Gateway Cogeneration, the Business or the Operating Assets for a taxable period beginning before and ending after the Closing Date (a “Straddle Period”) which is allocable to the portion of the Straddle Period ending on or before the Closing Date, the determination shall be made, in the case of property or ad valorem or franchise Taxes (which are measured by, or based solely upon capital, debt or a combination of capital and debt), by prorating such Taxes ratably on a per diem basis and, in the case of other Taxes, by assuming that such portion of the Straddle Period ending on or prior to the Closing Date constitutes a separate taxable period applicable to the Operating Company or Gateway Cogeneration and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a taxable period beginning before and ending after the Closing Date that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned to the period prior to and including the Closing Date ratably on a per diem basis).

(c) With respect to any Tax Return attributable to a Straddle Period that is required to be filed after the Closing Date with respect to the Operating Company or Gateway Cogeneration, the Business or the Operating Assets, SXCP shall cause such Tax Return to be prepared, cause to be included in such Tax Return all items of income, gain, loss, deduction and credit required to be included therein, furnish a copy of such Tax Return to SunCoke, cause such Tax Return to be filed timely with the appropriate Tax Authority, and the Operating Company shall be responsible for the timely payment of all Taxes due with respect to the period covered by such Tax Return (but shall have a right to recover from SunCoke the amount of Taxes attributable to the portion of the taxable period ending on or prior to the Closing Date pursuant to Section 6.6(a)).

(d) The parties hereto shall cooperate fully, and cause their Affiliates to cooperate fully, as and to the extent reasonably requested by the other party, (i) to accomplish the apportionment of income described pursuant to this Section 6.6, (ii) to respond to requests for the provision of any information or documentation within the knowledge or possession of such party as reasonably necessary to facilitate compliance with financial reporting obligations arising under FASB Statement No. 109 (including compliance with Financial Accounting Standards Board Interpretation No. 48), and (iii) in connection with any audit, litigation or other proceeding (each a “Tax Proceeding”) with respect to Taxes. Such cooperation shall include access to, the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any Tax Return or Tax Proceeding, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. SXCP and SunCoke will use their respective commercially reasonable efforts to retain all books and records with respect to Tax matters pertinent to the Business and the Operating Assets relating to any taxable period beginning before the Closing Date until the later of six years after the Closing Date or the expiration of the applicable statute of limitations of the respective taxable periods (including any extensions thereof), and to abide by all record retention agreements entered into with any Tax Authority. SXCP and SunCoke each agree, upon request, to use their respective commercially reasonable efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed with respect to the transactions contemplated by this Agreement.

(e) Gateway Cogeneration shall make an election on Form 8832 to be treated as a corporation for federal income tax purposes effective January 1, 2015.

Section 6.7 Consents. (a) SunCoke shall use commercially reasonable efforts to obtain the Consents listed on Schedule 4.3.

(b) If and to the extent that the valid, complete and perfected transfer or assignment of any Operating Asset (including any Contract) indirectly as part of the contribution of the Gateway Contributed Interest to SXCP would be a violation of applicable Law, or require any Consent in connection with the contribution of the Gateway Contributed Interest that have not been obtained or made by the Closing, then, unless the parties shall otherwise mutually determine, the transfer or assignment of such Operating Asset shall be automatically deemed deferred and any such purported transfer, assignment or assumption shall be null and void until such time as all legal impediments are removed or such Consents have been obtained or made. Notwithstanding the foregoing, any such Operating Assets shall continue to constitute Operating Assets for all other purposes of this Agreement.

(c) If any transfer or assignment of any Operating Asset intended to be transferred or assigned hereunder, as the case may be, is not consummated on or prior to the Closing, then, insofar as reasonably possible, SunCoke or its applicable Subsidiary retaining such Operating Asset shall thereafter hold such Operating Asset for the use, benefit and/or burden of SXCP (at the expense of SunCoke and for the account of SXCP) until such time as such transfer or assignment can be completed; provided, however, that SunCoke or its applicable Subsidiary shall hold such Operating Asset for the use, benefit and/or burden of SXCP at SunCoke’s expense if the reason the transfer or assignment is not consummated is the failure to obtain any Consent. In addition, SunCoke or its applicable Subsidiary shall, insofar as reasonably possible and to the extent permitted by applicable Law, treat such Operating Asset in the ordinary course of business in accordance with past practice and take such other actions as may be reasonably requested by SXCP in order to place SXCP in a substantially similar position as if such Operating Asset had been transferred or assigned as contemplated hereby and so that all the benefits and burdens relating to such Operating Asset, as the case may be, including use, risk of loss, potential for gain, and dominion, control and command over such Operating Asset, as the case may be, and all costs and expenses related thereto, shall inure from and after the Closing to SXCP.

Section 6.8 Permits. To the extent that any Business Permit is nontransferable and must be reissued, SunCoke shall, and shall cause its Affiliates to, use commercially reasonable efforts to assist SXCP and its Affiliates in having such Business Permit reissued.

Section 6.9 Employee Benefits Matters. SunCoke or its appropriate Affiliate shall take all actions necessary to ensure that, immediately after the Closing, the Operating Company Employees continue to participate in all Plans under which they were participating immediately prior to the Closing, with no gap or lapse of coverage under any such Plans.

ARTICLE VII

CONSUMMATION OF THE CLOSING

Section 7.1 Conditions Precedent to Each Party’s Obligations to Closing. The respective obligations of each Party to consummate the transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction (or waiver) at or prior to the Closing of the following conditions precedent:

(a) no Order or Law shall have been issued, enacted, entered, promulgated or enforced by any statute, rule, regulation, non-appealable judgment, court or Governmental Authority of competent jurisdiction which is in effect and prohibits or restricts the consummation of the transactions contemplated by this Agreement;

(b) there shall not have been instituted, threatened or be pending any action, proceeding or investigation, whether formal or informal (or there shall not have been any material adverse development with respect to any action or proceeding currently instituted, threatened or pending), before or by any court, Governmental Authority, or by any other Person, in connection with the transactions contemplated by this Agreement that either (i) is, or is reasonably likely to be, materially adverse to the transactions contemplated by this Agreement, or (ii) will, or is reasonably likely to, prohibit, prevent, restrict or delay consummation of this Agreement;

(c) all required filings with and Consents of any Governmental Authority (if any) shall have been made or obtained on terms and conditions reasonably acceptable to SXCP;

(d) the Consents listed on Schedule 4.3 shall have been obtained; and

(e) U.S. Steel shall have delivered to SXCP and SunCoke a counterpart of the Gateway Coke Sales Contract Amendment, duly executed by U.S. Steel.

Section 7.2 Conditions Precedent to Obligations of SXCP. The obligation of SXCP to consummate the transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction (or waiver by SXCP) at or prior to the Closing of the following conditions precedent:

(a) (i) the Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of such date (other than representations and warranties that address matters only as of a certain date, which shall be true and correct as of such certain date), (ii) the other representations and warranties of SC&C and SunCoke contained in Article IV of this Agreement shall be true and correct (without regard to qualifications as to materiality or Material Adverse Effect contained therein) as of the date of this Agreement and as of the Closing Date as if made on and as of such date (other than representations and warranties that address matters only as of a certain date, which shall be true and correct as of such certain date), except in the case of clause (ii) where the failure of the representations and warranties to be true and correct would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and (iii) SC&C and SunCoke shall have delivered to SXCP a certificate to such effect dated as of the Closing Date and executed on behalf of each of SC&C and SunCoke by a duly authorized officer thereof;

(b) the covenants and agreements of SC&C and SunCoke to be performed on or prior to the Closing shall have been duly performed in all material respects, and SXCP shall have received a certificate to such effect dated the Closing Date and executed on behalf of each of SC&C and SunCoke by a duly authorized officer thereof;

(c) SXCP shall have received each of the deliveries of SC&C and SunCoke set forth in Section 3.2;

(d) SXCP shall have priced, on terms and conditions satisfactory to it, a private placement of long-term debt;

(e) the SXCP Conflicts Committee shall have received the written opinion of the Financial Advisor that the Consideration is fair, from a financial point of view, to SXCP and its subsidiaries taken as a whole; and

(f) between the date of this Agreement and the Closing Date, there shall have been no Material Adverse Effect.

Section 7.3 Conditions Precedent to Obligations of SC&C. The obligation of SC&C and SunCoke to consummate the transactions contemplated by this Agreement on the Closing Date is subject to the satisfaction (or waiver by SC&C) at or prior to the Closing of the following conditions precedent:

(a) (i) the representations and warranties of SXCP shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made on and as of such date (other than representations and warranties that address matters only as of a certain date, which shall be true and correct as of such certain date), and (ii) SXCP shall have delivered to SC&C a certificate to such effect dated as of the Closing Date and executed on behalf of SXCP by a duly authorized officer of the General Partner;

(b) the covenants and agreements of SXCP to be performed on or prior to the Closing shall have been duly performed in all material respects, and SC&C shall have received a certificate to such effect dated the Closing Date and executed on behalf of SXCP by a duly authorized officer of the General Partner; and

(c) SC&C shall have received each of the deliveries of SXCP set forth in Section 3.3 hereof.

ARTICLE VIII

NO COMMISSION; SURVIVAL; INDEMNIFICATION

Section 8.1 No Fees or Commissions. Each Party represents and warrants to the other Party that no individual, partnership, or corporation is entitled to a brokerage commission, finder’s fee or other like payment in connection with the contribution of the Gateway Contributed Interest, except for any compensation that may become payable to Tudor, Pickering, Holt & Co., in its capacity as independent financial advisor to the SXCP Conflicts Committee.

Section 8.2 No Expiration. All representations and warranties made herein shall survive the Closing without expiration.

Section 8.3 Breaches by SXCP. To the fullest extent permitted by law, SXCP agrees to indemnify and hold SC&C harmless from any and all losses, damages, claims, actions and proceedings, including any reasonable legal or other expenses, arising out of any breach of any representation or warranty made by, or covenant of, SXCP herein.

Section 8.4 Breaches by SC&C or Suncoke. To the fullest extent permitted by law, SC&C and SunCoke agree to indemnify and hold SXCP harmless from any and all losses, damages, claims, actions and proceedings, including any reasonable legal or other expenses, arising out of any breach of any representation or warranty made by, or covenant of, SC&C or SunCoke herein.

Section 8.5 Redemption of Notes. To the fullest extent permitted by law, SunCoke agrees to indemnify and hold harmless SXCP, and its directors, officers, employees and agents, from any and all losses, damages, claims, actions and proceedings (including any reasonable legal or other expenses), incurred in connection with, or arising out of, any redemption of the Notes effected by or through SXCP as contemplated by Section 2.3(a).

ARTICLE IX

NOTICES

Section 9.1 Notices. Any notice, direction or other instrument required or permitted to be given by either Party under this Agreement shall be in writing and shall be sufficiently given if delivered personally, sent by prepaid first class mail or transmitted by facsimile or other form of electronic communication during the transmission of which no indication of failure of receipt is communicated to the sender:

(a)	in the case of a notice to SC&C at:

1011 Warrenville Road, Suite 600

Lisle, IL 60532 Attn: General Counsel

(b)	in the case of a notice to the SXCP at:

1011 Warrenville Road, Suite 600

Lisle, IL 60532 Attn: General Counsel

with a copy to:

1011 Warrenville Road, Suite 600

Lisle, IL 60532 Attn: Conflicts Committee Chair

ARTICLE X

GENERAL

Section 10.1 Expenses. Except as otherwise agreed in writing by the Parties, costs and expenses (including, without limitation, the fees and disbursements of legal counsel) incurred in connection with this Agreement and the transactions contemplated under this Agreement shall be paid by the Party incurring such expenses.

Section 10.2 Assignment/Successors and Assigns. Neither this Agreement nor any rights or obligations under this Agreement shall be assignable by either Party without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. Subject to that condition, this Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, executors, administrators, successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

Section 10.3 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware.

Section 10.4 Further Assurances. Each Party agrees that upon the written request of the other Party, it will do all such acts and execute all such further documents, conveyances, deeds, assignments, transfers and the like, and will cause the doing of all such acts and will cause the execution of all such further documents as are within its power to cause the doing or execution of, as the other Party may from time to time reasonably request be done and executed as may be required to consummate the transactions contemplated under this Agreement, or as may be necessary or desirable to effect the purpose of this Agreement or any document, agreement or instrument delivered under this Agreement and to carry out their provisions or to better or more properly or fully evidence or give effect to the transactions contemplated under this Agreement.

Section 10.5 Public Notices. All notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by SC&C and SXCP, and no Party shall act unilaterally in this regard without the prior approval of the other Party (such approval not to be unreasonably delayed or withheld), except where required to do so by law or by the applicable regulations or policies of any regulatory agency of competent jurisdiction or any stock exchange.

Section 10.6 Counterparts. This Agreement may be executed by the Parties in separate counterparts each of which when so executed and delivered shall be an original, and all such counterparts shall together constitute one and the same instrument.

Section 10.7 Amendment and Termination. This Agreement may not be amended except in a writing signed by SXCP (and approved by the SXCP Conflicts Committee), SC&C and SunCoke. This Agreement shall automatically terminate and be of no further force and effect at 11:59 PM (Central Time) on the third (3rd) Business Day after the date on which the satisfaction or waiver of all of the conditions precedent to the Closing set forth in Article VII occur, unless otherwise agreed by the Parties (and approved by the SXCP Conflicts Committee) in writing.

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IN WITNESS WHEREOF the Parties have duly executed this Agreement as of the date first written above.

SUN COAL & COKE LLC

By	/s/ Ryan D. Osterholm
Name:	Ryan D. Osterholm
Title:	Vice President and Treasurer

SUNCOKE ENERGY, INC.

By	/s/ Fay West
Name:	Fay West
Title:	Senior Vice President and Chief Financial Officer

SUNCOKE ENERGY PARTNERS, L.P.

By:	SunCoke Energy Partners GP LLC,
its general partner

By	/s/ Fay West
Name:	Fay West
Title:	Senior Vice President and Chief Financial Officer

Solely for purposes of agreeing to perform its obligations set forth in Section 2.9 hereof

GATEWAY ENERGY & COKE COMPANY, LLC

By	/s/ Ryan D. Osterholm
Name:	Ryan D. Osterholm
Title:	Vice President and Treasurer